FORM 51-102F3
MATERIAL CHANGE REPORT

1.	Name and Address of Company

MINCO GOLD CORPORATION

2772 1055 West Georgia Street

Vancouver British Columbia, Canada V6E 3R5

2.	Date of Material Change

February 3, 2014

3.	News Release

On February 3, 2014, Minco Gold Corporation (the “Company”) issued a news release through the facilities of Marketwire (the “News Release”).

4.	Summary of Material Change

Minco Gold Statement on Share Price Increase

5.	Full Description of Material Change

See attached news release at Schedule “A” to this report.

6.	Reliance on Subsection 7.1(2) and (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

Ken Cai
Chief Executive Officer

Telephone: (604) 688-8002

9.	Date of Report

February 3, 2014

Schedule “A”

TSX: MMM NYSE.MKT: MGH FSE: MI5

NEWS RELEASE
February 3, 2014

Minco Gold Statement on Share Price Increase

Minco Gold Corporation (the "Company" or "Minco Gold") TSX:MMM/NYSE.MKT:MGH/FSE:MI5) February 3, 2014 – Vancouver, British Columbia- at the request of Market Surveillance, on behalf of the Toronto Stock Exchange, announces that the Company is not aware of any material undisclosed development at this time that would cause today’s upward movement in the Company’s share price.

For the most recent information about Minco, please refer to the Company’s press releases and other public disclosures filed with securities regulatory authorities in Canada and the United States.

About Minco Gold

Minco Gold Corporation (TSX: MMM / NYSE.MKT: MGH / FSE: MI5) is a Canadian mining company involved in the direct acquisition and development of high-grade, advanced stage gold properties. The Company owns a 51% equity interest in the Changkeng Gold Project.

The Company also owns a 100% interest in the Longnan projects with10 exploration permits, located in Gansu Province, China; as well as 13 million shares (approx. 22.00%) of Minco Silver Corporation. For more information on Minco Gold and its properties, please visit the website at www.mincomining.ca or contact Ellen Wei, CFO of the Company or Jennifer Trevitt, Corporate Secretary of the Company, at 1-888-288-8288 or (604)-688-8002 pr@mincogold.com.

The preceding includes forward looking statements, including plans for the further extension of our exploration program. Actual plans and results of exploration activities may differ materially from what is expressed or forecasted in these forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. Among those factors which could cause actual plans to differ materially are the Corporation's ability to raise future financing and other risk factors listed from time to time in our SEC reports and our reports filed with Canadian securities regulators. We disclaim any intent to update forward looking information except to the extent required by applicable securities laws.